Exhibit 10.2

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Amendment”) is effective as of August 8, 2024 (“Effective Date”), by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and Sean E. Browne, an individual (“Employee”). The Company and Employee are sometimes referred to as the “Parties” or “Party” in this Amendment.

The Parties entered into an Employment Agreement dated October 7, 2019 (the “Agreement”). The Agreement may be amended in a writing signed by the Parties, and the Parties desire to amend the Agreement as set forth herein.

In consideration of the mutual promises, covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

2. Termination Upon a Change in Control. Paragraph 12C of the Agreement is hereby amended and restated in its entirety as follows (deleted language ~~stricken~~ and added language double underlined):

“Termination Upon a Change in Control. If the Company or any successor in interest to the Company terminates Employee’s employment without Cause in connection with or within twelve (12) months after a Change in Control (defined below) or if Employee terminates his employment for Good Reason (defined below) within twelve (12) months after a Change in Control, Employee shall be entitled to receive (i) his accrued but unpaid Base Salary and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment, and (ii) a lump-sum payment equal to one and a half (1.5) times the sum of (a) Employee’s Base Salary, as then in effect, plus (b) Employee’s target bonus, as contemplated in Paragraph 2B of the Agreement, less all tax withholdings and other applicable deductions the Company reasonably determines are required to be made, payable on the first regular payroll date after the effective date of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within sixty (60) days of the Employee’s termination of employment, in substantially the form of Exhibit C attached hereto, the execution and performance by Employee of which is specifically a condition to his receipt of any of the payments and benefits provided under this Paragraph 12C; provided that Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. If Employee timely and effectively elects continuation coverage under the Company’s group health plan pursuant to COBRA or similar state law, the Company will pay or reimburse the premiums for such coverage of Employee (and his dependents, as applicable) at the same rate it pays for active employees for a period for eighteen~~twelve~~ (18~~12~~) months from the date of termination of employment; provided that the Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Notwithstanding the previous provisions of this Paragraph 12C, any payments due under this Paragraph 12C shall commence within sixty (60) days of Employee’s termination of employment, provided that if such sixty (60)-day period spans two calendar years, payments shall commence in the latter calendar year. In addition to the foregoing and subject to Employee’s timely execution of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within sixty (60) days of the Employee’s termination of employment, Employee shall be entitled to the pro-rated amount of any unpaid bonus for the calendar year in which his termination of employment occurs, if earned pursuant to the terms thereof (except for the provision of remaining an employee through the date of payment thereof) and at such time and in such manner as determined by the Board (or a committee thereof) in its sole discretion pursuant to the terms thereof, provided such bonus shall be paid no later than as soon as reasonably practicable after the earlier of the filing of the Company’s Annual Report on Form 10-K with the SEC and December 31 of the calendar year immediately following the calendar year in which the bonus is being measured. The payments and benefits described in this Paragraph 12C are in lieu of, and not in addition to, the payments and benefits described in Paragraph 12B, it being understood by Employee that he shall be paid and receive only one set of severance payments and benefits.”

2. Paragraph 12E3 of the Agreement is hereby amended and restated in its entirety as follows (added language double underlined):

“‘Change in Control.’ For all purposes under this Agreement, a ‘Change in Control’ means a Change in Control, as defined in the Plan, that occurs after the date hereof; provided, however, that a liquidation, dissolution or winding up of the Company or change in the state of the Company’s incorporation shall not constitute a Change in Control event for purposes of this Agreement nor shall any change in percentage ownership of the Company held by OrbiMed Advisors LLC or any of its affiliates, whether as a result of the sale or other transfer of its shares, a conversion of debt into equity or otherwise, constitute a Change in Control event for purposes of this Agreement. For clarity and the avoidance of doubt, the sale or other transfer of shares of capital stock of the Company by OrbiMed Advisors LLC or any of its affiliates to one or more third parties shall not constitute a Change in Control event for purposes of this Agreement regardless of the percentage ownership of the Company acquired by such third party or third parties. ”

3. Governing Law. The laws of the State of Minnesota shall govern this Amendment without regard to conflict of laws principles.

4. Miscellaneous. This Amendment sets forth this entire Amendment between the Company (and any of its related or affiliated entities, officers, agents, owners or representatives) and Employee relating to the subject matter herein, and supersedes any and all prior discussions and agreements, whether written or oral, on the subject matter hereof. To the extent that this Amendment may conflict with the terms of another written agreement between the Employee and the Company, the terms of this Amendment will control. No modification of or amendment to this Amendment will be effective unless in writing and signed by Employee and an authorized representative of the Company. Except as otherwise expressly set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Amendment No. 1 to Employment Agreement as of the date first written above.

EMPLOYEE	XTANT MEDICAL HOLDINGS, INC.

/s/ Sean E. Browne	/s/ Stavros Vizirgianakis
Sean E. Browne	Stavros Vizirgianakis
Chair of the Board of Directors
[Address redacted]

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